                                              Filed Pursuant to Rule 424(b)(5)
                                              File No. 33-58365

            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED APRIL 5, 1995

                                 $200,000,000

LOGO
                       TRANSAMERICA FINANCE CORPORATION

                   6 3/8% SENIOR NOTES DUE NOVEMBER 15, 2001


                               ----------------

  The 6 3/8% Senior Notes due November 15, 2001 (the "Notes") are not redeemable prior to maturity. Interest on the Notes is payable on May 15 and November 15 of each year, commencing May 15, 1997. The Notes will be represented by one or more global securities (collectively, the "Global Note") registered in the name of the nominee of The Depository Trust Company, as Depositary. Beneficial interests in the Global Note will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Except as described in "Description of the Notes--Book-Entry System", owners of beneficial interests in the Global Note will not be entitled to receive Notes in definitive form.

                               ----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES AND  EXCHANGE COMMISSION  OR ANY STATE  SECURITIES COMMISSION
    PASSED UPON THE ACCURACY OR  ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR
     THE  PROSPECTUS  TO WHICH  IT  RELATES.  ANY REPRESENTATION  TO  THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------


                                    INITIAL PUBLIC       UNDERWRITING         PROCEEDS TO
                                   OFFERING PRICE(1)      DISCOUNT(2)        COMPANY(1)(3)
                                   -----------------     ------------        -------------
Per Note........................         100%                .450%              99.550%
Total...........................     $200,000,000          $900,000          $199,100,000

--------
(1) Plus accrued interest from November 15, 1996.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
(3) Before deducting estimated expenses of $175,000 payable by the Company.

                               ----------------

  The Notes offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company, on or about November 26, 1996, against payment therefor in immediately available funds.

GOLDMAN, SACHS & CO.
                                 CS FIRST BOSTON
                                                                 UBS SECURITIES
                               ----------------

         The date of this Prospectus Supplement is November 20, 1996.

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               ----------------

                       TRANSAMERICA FINANCE CORPORATION

  Transamerica Finance Corporation is a wholly-owned subsidiary of Transamerica Finance Group, Inc. which is a wholly-owned subsidiary of Transamerica Corporation ("Transamerica"). Transamerica is a financial services organization which engages through its subsidiaries in consumer lending, commercial lending, leasing, life insurance and real estate services. Transamerica Finance Corporation includes Transamerica's consumer lending, commercial lending (excluding insurance premium finance) and leasing operations. Unless the context indicates otherwise, the term "Company" as used herein refers to Transamerica Finance Corporation and its subsidiaries.

                 SUMMARY OF CONSOLIDATED FINANCIAL INFORMATION

  The following summary of consolidated financial information of the Company and its consolidated subsidiaries should be read in conjunction with the detailed information and consolidated financial statements and notes thereto included in the documents incorporated herein by reference. The unaudited interim consolidated financial information reflects all adjustments consisting of normal accruals, which are in the opinion of the Company, necessary for a fair presentation of the results of operations for the interim periods presented. Results of operations for the interim periods are not necessarily indicative of the results for the entire year.

                                                                                      NINE MONTHS ENDED
                                         YEAR ENDED DECEMBER 31,                        SEPTEMBER 30,
                          --------------------------------------------------------  ---------------------
                             1991        1992       1993        1994       1995        1995       1996
                          ----------  ---------- ----------  ---------- ----------  ---------- ----------
                                                                                         (UNAUDITED)
                                                     (DOLLARS IN THOUSANDS)
Total revenues..........  $1,402,417  $1,430,883 $1,392,126  $1,677,827 $1,915,100  $1,424,796 $1,425,747
Interest and debt
 expense................     514,230     459,518    414,556     485,643    625,346     467,661    453,386
Depreciation on
 equipment held for
 lease..................      91,138      98,789    102,538     197,295    236,597     174,399    182,919
Salaries and other
 operating expenses.....     492,019     504,037    512,652     582,025    603,158     449,084    470,188
Provision for losses on
 receivables............     287,404      84,815     94,142      99,071    111,962      75,678    245,753
Provision for losses on
 assets held for sale...     141,225         --      50,000         --     (20,100)        --         --
                          ----------  ---------- ----------  ---------- ----------  ---------- ----------
Income (loss) before
 income taxes,
 extraordinary item and
 cumulative effect of
 accounting change......    (123,599)    283,724    218,238     313,793    358,137     257,974     73,501
Income taxes (benefit)..     (30,088)    121,052     95,357     125,551    145,493     103,784     23,279
                          ----------  ---------- ----------  ---------- ----------  ---------- ----------
Income (loss) before
 extraordinary item and
 cumulative effect of
 accounting change......     (93,511)    162,672    122,881     188,242    212,644     154,190     50,222
Extraordinary loss on
 early extinguishment of
 debt, net of applicable
 income tax benefit of
 $11,447................         --          --     (23,084)        --         --          --         --
Cumulative effect of
 change in accounting
 for post employment
 benefits other than
 pensions, net of
 applicable income tax
 benefit of $5,602......     (10,875)        --         --          --         --          --         --
                          ----------  ---------- ----------  ---------- ----------  ---------- ----------
Net income (loss).......  $ (104,386) $  162,672 $   99,797  $  188,242 $  212,644  $  154,190 $   50,222
                          ==========  ========== ==========  ========== ==========  ========== ==========
Ratio of earnings to
 fixed charges--Note A..        0.77        1.59       1.50        1.62       1.56        1.54       1.16

  NOTE A. The ratios of earnings to fixed charges are computed by dividing earnings before fixed charges and income taxes by the fixed charges. For purposes of computation of the ratios, earnings and fixed charges include those of the Company and all subsidiaries, and fixed charges consist of interest and debt expense and one-third of rent expense (which approximates the interest factor) of such companies.

                                USE OF PROCEEDS

  The net proceeds to be received from the sale of the Notes will be used by the Company for general corporate purposes, which may include repayment of debt.

                           DESCRIPTION OF THE NOTES

  The following description of the particular terms of the Notes offered hereby supplements the description of the general terms and provisions of Senior Securities set forth in the accompanying Prospectus, to which description reference is hereby made.

GENERAL

  The Notes will be issued as a separate series of Senior Securities under an indenture dated as of April 1, 1991 between the Company and Harris Trust and Savings Bank, as trustee (the "Trustee"), in fully registered form only. The Notes will be limited to $200,000,000 aggregate principal amount. The Notes will mature on November 15, 2001.

  The Notes will be represented by the Global Note registered in the name of the nominee of The Depository Trust Company. Except as set forth under "Book-Entry System" below, Notes issued in the form of the Global Note may not be exchanged for Notes in definitive form prior to maturity. The Notes will be registered in denominations of $1,000 and integral multiples thereof.

  Interest on the Notes will accrue from November 15, 1996 at the rate of 6 3/8% per annum, payable on May 15 and November 15 of each year, commencing May 15, 1997, and at maturity (each an "Interest Payment Date"), to the persons in whose names the Notes are registered at the close of business on the May 1 or November 1 next preceding the Interest Payment Date. Principal of and interest on the Notes will be payable at the Corporate Trust Office of the Trustee in the City of Chicago, or at the office or agency of the Company maintained for such purposes in the Borough of Manhattan, the City of New York; provided that payment of interest may be made at the option of the Company by check mailed on any Interest Payment Date to the registered holders at the close of business on the May 1 or November 1 next preceding such Interest Payment Date. See "Book-Entry System".

REDEMPTION

  The Notes will not be redeemable by the Company prior to maturity.

BOOK-ENTRY SYSTEM

  The Notes will be issued in the form of one or more Global Notes which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depositary"), and registered in the name of the Depositary's nominee. Except as set forth below, the Global Note may be transferred, in whole and not in part, only by the Depositary to a nominee of the Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any nominee to a successor depositary or any nominee of such successor.

  The Depositary has advised the Company and the Underwriters as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission.

  Purchases of interests in the Global Note under the Depositary's system must be made by or through Direct Participants, which will receive a credit for such interests on the Depositary's records. The ownership interest of each actual purchaser of interests in the Global Note ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Global Note are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Global Note, except as described below.

  To facilitate subsequent transfers, the Global Note deposited by Participants with the Depositary is registered in the name of the Depositary's partnership nominee, Cede & Co. The deposit of the Global Note with the Depositary and its registration in the name of Cede & Co. effects no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the interests in the Global Note; the Depositary's records reflect only the identity of the Direct Participants to whose accounts interests in the Global Note are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

  Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Neither the Depositary nor Cede & Co. will consent or vote with respect to the Global Note. Under its usual procedures, the Depositary mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts interests in the Global Note are credited on the record date (identified in a listing attached to the Omnibus Proxy).

  Principal and interest payments on the Global Note will be made to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on the payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of the Depositary, the Trustee, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to the Depositary is the responsibility of the Company or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

  The Depositary may discontinue providing its services as depositary with respect to the Notes at any time by giving reasonable notice to the Company or the Trustee. Under such circumstances, in the event that a successor depositary is not obtained, definitive Note certificates are required to be printed and delivered.

  The Company may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor depositary). In that event, Note certificates will be printed and delivered.

  The Notes represented by the Global Note will be exchangeable for Notes in definitive form of like tenor as such Global Note in denominations of $1,000 and in any greater amount that is an integral multiple thereof if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such Global Note or if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and, in either case, a successor depositary is not appointed by the Company within 90 days of receipt by the Company of such notice or of the Company becoming aware of such ineligibility, (ii) the Company in its discretion at any time determines not to have all of the Notes represented by the Global Note and notifies the Trustee thereof, or (iii) an Event of Default has occurred and is continuing with respect to the Notes. Any Global Note that is exchangeable pursuant to the preceding sentence is exchangeable for Notes issuable in authorized denominations and registered in such names as the Depositary holding such Global Note shall direct. Subject to the foregoing, the Global
Note is not exchangeable, except for a Global Note or Global Notes of the same aggregate denominations to be registered in the name of the Depositary or its nominee or in the name of a successor of the Depositary or a nominee of such successor.

  The information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of such Underwriters has severally agreed to purchase, the principal amount of the Notes set forth opposite its name below:

                                                                    PRINCIPAL
                             UNDERWRITER                         AMOUNT OF NOTES
                             -----------                         ---------------
      Goldman, Sachs & Co. .....................................  $ 66,668,000
      CS First Boston Corporation...............................    66,666,000
      UBS Securities LLC........................................    66,666,000
                                                                  ------------
          Total.................................................  $200,000,000
                                                                  ============

  Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and to pay for all of the Notes, if any are taken.

  The Underwriters propose to offer the Notes in part directly to retail purchasers at the initial public offering price set forth on the cover page of this Prospectus Supplement, and in part to certain securities dealers at such price less a concession not in excess of 0.30% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a concession not to exceed 0.25% of the principal amount of the Notes to certain brokers and dealers. After the Notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

  The Notes are a new issue of securities with no established trading market. The Company has been advised by the Underwriters that the Underwriters intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

  The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                                LEGAL OPINIONS

  The validity of the Notes offered hereby will be passed upon for the Company by Orrick, Herrington & Sutcliffe LLP, San Francisco, California. Certain legal matters will be passed upon for the Underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York.

PROSPECTUS

                                $3,000,000,000

                       TRANSAMERICA FINANCE CORPORATION

                         DEBT SECURITIES AND WARRANTS

  Transamerica Finance Corporation (the "Company") from time to time may offer its debt securities consisting of senior debentures, notes, bonds and/or other evidences of indebtedness ("Senior Securities") and/or subordinated debentures, notes, bonds and/or other evidences of indebtedness ("Subordinated Securities"; the Senior Securities and the Subordinated Securities being herein collectively referred to as "Debt Securities") and warrants to purchase Debt Securities ("Warrants") with an aggregate initial public offering price of up to $3,000,000,000 or the equivalent thereof in one or more foreign currencies or composite currencies, including European Currency Units ("ECU"). The Debt Securities and Warrants may be offered in separate series in amounts, at prices and on terms to be set forth in supplements to this Prospectus. The Debt Securities and Warrants may be sold for U.S. Dollars, one or more foreign currencies or amounts determined by reference to an index and the principal of and any interest on the Debt Securities may likewise be payable in U.S. Dollars, one or more foreign currencies or amounts determined by reference to an index.

  The Senior Securities will rank equally with all other unsubordinated indebtedness of the Company. The Subordinated Securities will be subordinated to all existing and future Senior Indebtedness (as defined) of the Company. See "Description of Debt Securities."

  The terms of the Debt Securities and any Warrants, including, where applicable, the specific designation, aggregate principal amount, currency, denomination, maturity, premium, rate (which may be fixed or variable) and time of payment of interest, terms for redemption at the option of the Company or the holder, for sinking fund payments, for payments of additional amounts or for exercising the Warrants, and the initial public offering price, will be set forth in the accompanying Prospectus Supplement (the "Prospectus Supplement").

  The Debt Securities and Warrants may be sold through underwriting syndicates led by one or more managing underwriters or through one or more underwriters acting alone. The Debt Securities and Warrants may also be sold directly by the Company or through agents designated from time to time. If any underwriters or agents are involved in the sale of the Debt Securities or Warrants, their names, the principal amount of Debt Securities or Warrants to be purchased by them and any applicable fee, commission or discount arrangements with them will be set forth in the Prospectus Supplement. See "Plan of Distribution." With regard to the Warrants, if any, in respect of which this Prospectus is being delivered, the applicable Prospectus Supplement will set forth a description of the Debt Securities for which the Warrants are exercisable and the offering price, if any, exercise price, duration, detachability and any other specific terms of the Warrants.

  The Debt Securities may be issued in registered form or bearer form with coupons attached or both. In addition, all or a portion of the Debt Securities of a series may be issuable in temporary or permanent global form. Debt Securities in bearer form will be offered only (1) to persons located outside the United States and (2) to non-United States persons and to offices located outside the United States of certain United States financial institutions.

                               ----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURI-
   TIES AND EXCHANGE  COMMISSION OR ANY STATE  SECURITIES COMMISSION PASSED
    UPON THE ACCURACY  OR ADEQUACY OF THIS  PROSPECTUS. ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

                 The date of this Prospectus is April 5, 1995.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at Regional Offices of the Commission located at 500 West Madison Street, Suite 1400, Chicago, Illinois and 7 World Trade Center, Suite 1300, New York, New York; and at the Public Reference Office of the Commission at 450 Fifth Street, N.W., Washington D.C. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington D.C. 20549 at prescribed rates. In addition, certain securities of the Company are listed on the New York Stock Exchange, and such reports and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York.

                     INFORMATION INCORPORATED BY REFERENCE

  The Company's annual report on Form 10-K for the year ended December 31, 1994 filed by the Company with the Commission is incorporated by reference in this Prospectus.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Prospectus and prior to the termination of the offering of the Debt Securities and the Warrants offered hereby shall be deemed to be incorporated by reference in this Prospectus.

  The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents. Requests should be directed to Edwin C. Summers, Senior Vice President, Secretary and General Counsel, Transamerica Finance Corporation, 1150 South Olive Street, Los Angeles, California 90015 (telephone: 213-742-4757).

  Unless otherwise indicated, currency amounts in this Prospectus and any Prospectus Supplement are stated in United States dollars ("$", "dollars", "U.S. dollars" or "U.S. $").

  This Prospectus may not be used to consummate sales of Debt Securities or Warrants unless accompanied by a Prospectus Supplement.

                       TRANSAMERICA FINANCE CORPORATION

  Transamerica Finance Corporation (formerly Transamerica Finance Group, Inc.) is principally engaged in consumer lending, commercial lending and leasing operations. Unless the context indicates otherwise, the term "Company" as used herein refers to Transamerica Finance Corporation and its subsidiaries.

  The Company is a wholly owned subsidiary of Transamerica Corporation ("Transamerica"). Transamerica is a financial services organization which engages through its subsidiaries in consumer lending, commercial lending, leasing, life insurance, real estate services and asset management. In addition to activities conducted through the Company, Transamerica conducts, through other subsidiaries, certain of Transamerica's commercial lending (insurance finance) operations.

  The executive offices of the Company are located at Transamerica Center, 1150 South Olive Street, Los Angeles, California 90015 (telephone: 213-742-
4321).

  Because Transamerica Finance Corporation is a holding company, the rights of its creditors, including the holders of the Debt Securities, to participate in the assets of any subsidiary upon the latter's liquidation or reorganization will be subject to the claims of the subsidiary's creditors, which will take priority except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary.

                            APPLICATION OF PROCEEDS

  Except as otherwise described in the Prospectus Supplement, the net proceeds from the sale of the Debt Securities and Warrants offered hereby and the exercise of Warrants will be applied to the reduction of short-term debt incurred to provide funds for use in the ordinary course of the Company's financing business. The Company anticipates that such proceeds will also be used from time to time (1) to provide funds needed in the ordinary course of its financing business, the amount and nature of which are dependent on several factors, including the volume of the Company's business, and (2) to pay maturing long-term debt.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The ratios of earnings to fixed charges are computed by dividing earnings from continuing operations before fixed charges and income taxes by the fixed charges. For purposes of computation of the ratios, earnings and fixed charges include those of the Company and all subsidiaries, and fixed charges consist of interest and debt expense, and one-third of rent expense (which approximates the interest factor) of such companies.

                                                        YEAR ENDED DECEMBER 31,
                                                        ------------------------
                                                        1990 1991 1992 1993 1994
                                                        ---- ---- ---- ---- ----
Ratio of earnings to fixed charges..................... 1.28 0.77 1.59 1.50 1.62

                        DESCRIPTION OF DEBT SECURITIES

  The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

  The Senior Securities are to be issued under an Indenture dated as of April 1, 1991 (the "Senior Indenture") between the Company and Harris Trust and Savings Bank, as Trustee (the "Senior Trustee"). The Subordinated Securities are to be issued under an Indenture dated as of April 1, 1991 (the "Subordinated Indenture") between the Company and First Interstate Bank of California, formerly First Interstate Bank, Ltd., as Trustee (the "Subordinated Trustee"; together with the Senior Trustee, the "Trustees"). The Senior Indenture and the Subordinated Indenture (collectively, the "Indentures") are exhibits to the Registration Statement. The following summaries of certain provisions of the Indentures do not purport to be complete and are qualified in their entirety by reference to the provisions of the Indentures. Numerical references in parentheses below are to sections of the Indentures and, unless otherwise indicated, capitalized terms shall have the meanings ascribed to them in the Indentures.

GENERAL

  Debt Securities and Warrants offered by this Prospectus will be limited to an aggregate initial public offering price of $3,000,000,000 or the equivalent thereof in one or more foreign currencies or composite currencies (including
ECU). The Indentures provide that Debt Securities in an unlimited amount may be issued thereunder from time to time in one or more series. The Senior Securities will rank pari passu with other Senior Indebtedness of the Company. The Subordinated Securities will rank pari passu with other Subordinated Indebtedness of the Company and, together with such Subordinated Indebtedness, will be subordinated in right of payment to the prior payment in full of the Senior Indebtedness of the Company as described under "Subordination-- Subordinated Securities."

  The applicable Prospectus Supplement or Prospectus Supplements will describe the following terms of the series of Debt Securities offered thereby: (1) the title of the Debt Securities; (2) any limit on the aggregate principal amount of the Debt Securities; (3) whether the Debt Securities are to be issuable as Registered Securities or Bearer Securities or both, whether any Bearer Securities will be subject to any limitations on offering, sale and distribution, whether any of the Debt Securities are to be issuable initially in temporary global form and whether any of the Debt Securities are to be issuable in permanent global form; (4) the price or prices (expressed as a percentage of the aggregate principal amount thereof) at which the Debt Securities will be issued; (5) the date or dates on which the Debt Securities will mature; (6) the rate or rates at which the Debt Securities will bear interest, if any, or the formula pursuant to which such rate or rates shall be determined, and the date or dates from which any such interest will accrue;
(7) the Interest Payment Dates on which any such interest on the Debt Securities will be payable, the Regular Record Date for any interest payable on any Debt Securities which are Registered Securities on any Interest Payment Date, and the extent to which, or the manner in which, any interest payable on a temporary global Security on an Interest Payment Date will be paid if other than in the manner described under "Temporary Global Securities" below; (8) the person to whom any interest on any Registered Security will be payable if other than the person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest as described under "Payment and Paying Agents" below, and the manner in which any interest on any Bearer Security will be paid if other than in the manner described under "Payment and Paying Agents" below; (9) any mandatory or optional sinking fund or analogous provisions; (10) each office or agency where, subject to the terms of the Indenture as described below under "Payment and Paying Agents," the principal of and any premium and interest on the Debt Securities will be payable and each office or agency where, subject to the terms of the Indenture as described under "Form, Exchange, Registration and Transfer" below, the Debt Securities may be presented for registration of transfer or exchange; (11) the date, if any, after which and the price or prices at which the Debt Securities may be redeemed, in whole or in part at the option of the Company or the Holder, or pursuant to mandatory redemption provisions, and the other detailed terms and provisions of any such optional or mandatory redemption provisions; (12) the denominations in which any Debt Securities which are Registered Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof, and the denomination or denominations in which any Debt Securities which are Bearer Securities will be issuable, if other than the denomination of $5,000; (13) the currency or currencies of payment of principal of and any premium and interest on the Debt Securities; (14) any index used to determine the amount of payments of principal of and any premium and interest on the Debt Securities; (15) the portion of the principal amount of the Debt Securities, if other than the principal amount thereof, payable upon acceleration of maturity thereof; (16) the application, if any, of either or both of the defeasance or covenant defeasance sections of the Indenture as described below under "Defeasance and Covenant Defeasance" to the Debt Securities; (17) the Person who shall be the Security Registrar for Debt Securities issuable as Registered Securities, if other than the Trustee, the Person who shall be the initial Paying Agent and the Person who shall be the initial Common Depositary or the depositary, as the case may be; (18) any other terms of the Debt Securities not inconsistent with the provisions of the Indenture; and (19) the terms of any Warrants offered together with such Debt Securities. Any such Prospectus Supplement will also describe any special provisions for the payment of additional amounts with respect to the Debt Securities of such series.

  Debt Securities may be issued as Original Issue Discount Securities to be sold at a substantial discount below their stated principal amounts. Special United States federal income tax considerations applicable to Debt Securities issued at an original issue discount will be set forth in a Prospectus Supplement relating thereto. Special United States tax considerations applicable to any Debt Securities that are denominated in a currency other than United States dollars or that use an index to determine the amount of payments of principal of and any premium and interest on the Debt Securities will be set forth in a Prospectus Supplement relating thereto.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

  Debt Securities of a series may be issuable in definitive form solely as Registered Securities, solely as Bearer Securities or as both Registered Securities and Bearer Securities. Unless otherwise indicated in an applicable Prospectus Supplement, definitive Bearer Securities (other than Bearer Securities in global form) will have interest coupons attached. (Section 201) The Indenture also will provide that Bearer Securities of a series may be issuable in permanent global form. (Section 201) See "Permanent Global Securities." If Bearer

Securities are being offered, the applicable Prospectus Supplement will set forth various limitations on their offering, sale and distribution.

  Registered Securities of any series will be exchangeable for other Registered Securities of the same series of authorized denominations and of a like aggregate principal amount and tenor. In addition, if Debt Securities of any series are issuable as both Registered Securities and Bearer Securities, at the option of the Holder upon request confirmed in writing, and subject to the terms of the Indenture, Bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of such series will be exchangeable into Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Bearer Securities surrendered in exchange for Registered Securities between the close of business on a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest and interest will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the Holder of such coupon when due in accordance with the terms of the Indenture. Bearer Securities will not be issued in exchange for Registered Securities. (Section 305) Each Bearer Security other than a temporary global Bearer Security will bear a legend substantially to the following effect: "Any United States Person who holds this obligation will be subject to limitations under the United States income tax laws including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code."

  Debt Securities may be presented for exchange as provided above, and Registered Securities (other than a Debt Security issued in global form) may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Debt Securities and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. Unless the Prospectus Supplement provides otherwise, the applicable Trustee will be the initial Security Registrar for the Debt Securities. (Sections 101 and 305) If a Prospectus Supplement refers to any transfer agents (in addition to the Security Registrar) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent (or Security Registrar) acts, except that, if Debt Securities of a series are issuable solely as Registered Securities, the Company will be required to maintain a transfer agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Securities, the Company will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of Payment for such series located in Europe. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities. (Section 1002)

  The Company shall not be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before (A) if Debt Securities of the series are issuable only as Registered Securities, the day of mailing of the relevant notice of redemption and ending at the close of business on the day for such mailing and (B) if Debt Securities of the series are issuable as either Bearer Securities or Registered Securities, the earlier of the day of the first publication of the relevant notice of redemption or the mailing of the relevant notice of redemption and ending on the close of business on such earlier day; (ii) register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part; or (iii) exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor which is immediately surrendered for redemption. (Section 305)

PAYMENT AND PAYING AGENTS

  Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and any premium and interest on Bearer Securities will be payable, subject to any applicable laws and regulations, at the offices of such Paying Agents outside the United States as the Company may designate from time to time or, at the option of the Holder, by a check or by transfer to an account maintained by the payee with a bank located outside the United States. (Section 1002) Unless otherwise indicated in an applicable Prospectus Supplement, payment of interest on Bearer Securities on any Interest Payment Date will be made only against surrender outside the United States, to a Paying Agent, of the coupon relating to such Interest Payment Date. (Section 1001) No payment with respect to any Bearer Security will be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payments of principal of and any premium and interest on Bearer Securities denominated and payable in U.S. dollars will be made at the office of the Company's Paying Agent in the Borough of Manhattan, The City of New York, if (but only if) payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 1002)

  Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and any premium and interest on Registered Securities will be made at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the Person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest. (Sections 307 and 1002)

  Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by the Company for the Debt Securities will be named in an applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if Debt Securities of a series are issuable solely as Registered Securities, the Company will be required to maintain a Paying Agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Securities, the Company will be required to maintain
(i) a Paying Agent in the Borough of Manhattan, The City of New York for payments with respect to any Registered Securities of the series (and for payments with respect to Bearer Securities of the series in the limited circumstances described above, but not otherwise), and (ii) a Paying Agent in a Place of Payment located outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment; provided that if the Debt Securities of such series are listed on The International Stock Exchange of the United Kingdom and the Republic of Ireland or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, the Company will maintain a Paying Agent in London or Luxembourg or any other required city located outside the United States, as the case may be, for the Debt Securities of such series. (Section 1002)

  All moneys paid by the Company to a Paying Agent or held by the Company in trust for the payment of principal of and any premium or interest on any Debt Security, which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable, will be discharged from trust and repaid to the Company and the Holder of such Debt Security or any coupon will thereafter, as an unsecured general creditor, look only to the Company for payment thereof. (Section 1003)

TEMPORARY GLOBAL SECURITIES

  If so specified in an applicable Prospectus Supplement, all or any portion of the Debt Securities of a series which are issuable as Bearer Securities will initially be represented by one or more temporary global Securities, without interest coupons, to be deposited with a common depositary for Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ("Euroclear") and CEDEL S.A. ("CEDEL") for credit to the designated accounts. On and after the date determined as provided in any such temporary global Security and described in an applicable Prospectus Supplement, but within a reasonable period of time, each such temporary global Security will be exchangeable for definitive Bearer Securities, definitive Registered

Securities or all or a portion of a permanent global Bearer Security, or any combination thereof, as specified in an applicable Prospectus Supplement, only under the circumstances set forth in the accompanying pricing supplement to such Prospectus Supplement. No definitive Bearer Security delivered in exchange for a portion of a temporary global Security shall be mailed or otherwise delivered to any location in the United States or its possessions in connection with such exchange. (Section 304) Any special restrictions on delivery of a Debt Security issued in permanent global form will be set forth in a Prospectus Supplement relating thereto.

PERMANENT GLOBAL SECURITIES

  If any Debt Securities of a series are issuable in permanent global form, the applicable Prospectus Supplement will describe the distribution procedures applicable to such securities in permanent global form (including any applicable certification requirements) and the circumstances, if any, under which beneficial owners of interests in any such permanent global Security may exchange such interests for Debt Securities of such series and of like tenor and principal amount of any authorized form and denomination. (Section 305) A Person will, except with respect to payment of principal of and any premium and interest on such permanent global Security, be treated as a Holder of such principal amount of Outstanding Securities represented by such permanent global Security as shall be specified in a written statement of the Holder of such permanent global Security. (Section 203) Principal of and any premium and interest on a permanent global Security will be payable in the manner described in the applicable Prospectus Supplement.

SUBORDINATION

 General

  As used herein "Senior Indebtedness" means all Debt of the Company, except Subordinated Indebtedness and Junior Subordinated Indebtedness; "Debt" of the Company means all indebtedness representing money borrowed, which indebtedness is incurred or guaranteed by the Company; "Subordinated Indebtedness" means all Debt of the Company, other than Junior Subordinated Indebtedness, which is subordinate and junior in right with respect to the general assets of the Company to Senior Indebtedness; "Junior Subordinated Indebtedness" means all Debt of the Company which is subordinate and junior in right with respect to the general assets of the Company to all other Debt of the Company (including without limitation Senior Indebtedness and Subordinated Indebtedness).

 Subordinated Securities

  The payment of principal, premium, if any, and interest in respect of the Subordinated Securities is expressly subordinated in right of payment, to the extent set forth in the Subordinated Indenture, to all Senior Indebtedness which may at any time and from time to time be outstanding. In the event of any receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, whether or not pursuant to bankruptcy laws, sale of all or substantially all of the assets, dissolution, liquidation or any other marshaling of the assets and liabilities of the Company, no amount shall be paid by the Company in respect of the principal, premium, if any, or interest on the Subordinated Securities or any related coupon unless and until all Senior Indebtedness shall have been paid in full together with all interest thereon and all other amounts payable in respect thereof. (Subordinated Indenture Section 1501)

  The Subordinated Indenture also states that if an Event of Default with respect to the Subordinated Securities, other than those specified in the preceding paragraph, shall happen and be continuing, no amount shall be paid by the Company in respect of the principal, premium, if any, or interest on the Subordinated Securities or any related coupon, except at Stated Maturity (subject to the preceding paragraph) and except for current interest payments as provided in the Subordinated Securities or any related coupon, unless and until all Senior Indebtedness shall have been paid in full together with all interest thereon and all other amounts payable in respect thereof. Further, in the event of any default in the payment of any Senior Indebtedness and during the continuance of any such default, the Subordinated Indenture states that no amount shall be paid by the Company in respect of the principal, premium, if any, or interest on the Subordinated Securities or any related coupon, except at Stated Maturity (subject to the preceding paragraph), and except for current interest payments as provided in the Subordinated Securities or any related coupon. (Subordinated Indenture
Section 1501)

  There are no restrictions in the Subordinated Indenture with respect to the creation of Senior Indebtedness. At December 31, 1994, Senior Indebtedness aggregated approximately $7.73 billion. The Company expects to make additional borrowings constituting Senior Indebtedness from time to time.

CERTAIN COVENANTS OF THE COMPANY WITH RESPECT TO SENIOR SECURITIES

 Limitations on Liens

  The Senior Indenture provides that neither the Company nor any Subsidiary will create, incur or assume any mortgage, pledge, lien, charge or other security interest on any of the assets of the Company or of any Subsidiary (except to secure Debt to the Company or a Subsidiary) without making effective provision whereby the Senior Securities shall be equally and ratably secured except: (i) such security interests on assets of the Company or any Subsidiary existing at the date of the Senior Indenture and renewals thereof;
(ii) certain purchase money liens, liens on real property and any improvements thereon constructed in whole or in part by or for the Company or any Subsidiary to secure the cost of such construction improvements made after the date of the Senior Indenture, existing security interests on after-acquired assets, and renewals thereof; (iii) certain security interests affecting property of a corporation existing at the time it first becomes a Subsidiary, and renewals thereof; (iv) certain security interests in connection with taxes or legal proceedings or created in the ordinary course of business and not in connection with the borrowing of money; (v) certain security interests in connection with government and certain other contracts; and (vi) certain security interests on property and assets in connection with any arrangement involving the transfer of such property or assets where the transfer is accounted for as a sale under generally accepted accounting principles. In the case of clause (ii) above, the principal amount secured by any of such security interests may not exceed the lesser of the cost or fair value (as determined by the Board of Directors) of the property subject to such security interests and, in the case of clause (iii) above, the principal amount secured by any of such security interests may not exceed the lesser of the book value or fair value (as determined by the Board of Directors) of the property subject to such security interest. (Senior Indenture Section 1007)

 Limitations on Mergers

  The Senior Indenture provides that if any merger or consolidation of the Company with or into any other corporation or any conveyance or transfer to any person of all or substantially all of the property or assets of the Company would subject any of the property or assets of the Company owned immediately prior to such consolidation, merger, conveyance or transfer to any mortgage, pledge, lien, charge or other security interest, the Company will, prior to such consolidation, merger, conveyance or transfer, secure the Senior Securities, equally and ratably with any other Debt of the Company then entitled to be so secured, by a direct lien on all such property or assets equal to and ratable with all liens other than any theretofore existing thereon. (Senior Indenture Section 803)

ABSENCE OF OTHER RESTRICTIVE COVENANTS AND EVENT RISK PROVISIONS

  The Indentures do not contain any provision which will restrict the Company in any way from paying dividends or making other distribution on its capital stock or purchasing or redeeming any of its capital stock, or from incurring, assuming or becoming liable upon Senior Indebtedness or Subordinated Indebtedness or any other type of debt or other obligations. The Indentures do not contain any financial ratios or specified levels of net worth or liquidity to which the Company must adhere. In addition, the Subordinated Indenture does not restrict the Company from creating liens on its property for any purpose. In addition, the Indentures do not contain any provisions which would require the Company to repurchase or redeem or otherwise modify the terms of any of its Debt Securities upon a change in control or other events involving the Company which may adversely affect the creditworthiness of the Debt Securities.

CONSOLIDATION, MERGER AND SALE OF ASSETS

  The Company, without the consent of the Holders of any of the Outstanding Securities under the Indentures, may consolidate with or merge into, or convey or transfer its assets substantially as an entirety to, any Person that is a corporation, partnership or trust organized and existing under the laws of any domestic jurisdiction, provided that any successor Person assumes the Company's obligations on the Debt Securities and under the Indentures, that after giving effect to the transaction no Event of Default and no event which, after notice or lapse of time, would become an Event of Default shall have occurred and be continuing, and that certain other conditions are met. (Section 801)

DEFAULTS AND CERTAIN RIGHTS ON DEFAULT

  Each Indenture defines an Event of Default with respect to any series of Debt Securities thereunder as being any of the following events and such other events as may be established for the Debt Securities of such series: (i) default for 30 days in any payment of interest on the Debt Securities of such series; (ii) default with respect to Debt Securities of such series in any payment of principal or premium, if any, when due; (iii) default in the payment of any sinking fund installment with respect to the Debt Securities of such series when due; (iv) default in performance of any other covenant in the Indenture for 60 days after written notice to the Company by the Trustee or the Holders of at least 15% in principal amount of the Debt Securities of such series then Outstanding; (v) failure by the Company or any Subsidiary to pay any Debt in an amount exceeding $10,000,000 at maturity; (vi) acceleration of any Debt of the Company or any Subsidiary in an amount exceeding $10,000,000 under the terms of the instrument under which such Debt is or may be outstanding, if such acceleration is not annulled within 30 days after notice to the Company by the Trustee or the Holders of at least 15% in principal amount of the Debt Securities of such series then Outstanding; or (vii) certain events of bankruptcy, insolvency, receivership or reorganization. (Section 501) The Company will be required to file with the Trustee annually a written statement as to the fulfillment of its obligations under the Indenture. (Section 704)

  If an Event of Default with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of that series by notice as provided in the Indenture may declare the principal amount (or, if the Outstanding Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Outstanding Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree for payment of money has been obtained by the Trustee, and subject to applicable law and certain other provisions of the applicable Indenture, the Holders of a majority in aggregate principal amount of the Outstanding Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502)

  Each Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holder shall have offered to the Trustee reasonable indemnity. (Sections 601 and 603) Subject to such provisions for the indemnification of the Trustee, and subject to applicable law and certain other provisions of the Indenture, the Holders of a majority in aggregate principal amount of the Outstanding Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. (Section 512)

MEETINGS, MODIFICATION AND WAIVER

  Modifications and amendments of each Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security or related coupon, (b) reduce the principal amount of, or premium or interest on, any Debt Security or related coupon or any premium payable upon the redemption thereof, (c) change any obligation of the Company to pay additional amounts, (d) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof, (e) change the coin or currency in which any Debt Security or any premium or interest thereon is payable, (f) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security,
(g) reduce the percentage in principal amount of Outstanding Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (h) reduce the requirements contained in the Indenture for quorum or voting, (i) change any obligation of the Company to maintain an office or agency in the places and for the purposes required by the Indenture, (j) with respect to each of the Subordinated and Junior Subordinated Indentures, modify the terms relating to subordination in a manner adverse to the Holders of Debt Securities issued under that Indenture, (k) adversely affect the right of repayment, if any, of the Debt Securities at the option of the Holders thereof, or (l) modify any of the above provisions. (Section 902)

  The Holders of at least a majority in aggregate principal amount of the Outstanding Securities of each series may, on behalf of all Holders of Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indenture. (Senior Indenture Section 1009 and Subordinated Indenture Section
1008) The Holders of not less than a majority in aggregate principal amount of the Outstanding Securities of each series may, on behalf of all Holders of Debt Securities of that series and any coupons appertaining thereto, waive any past default and its consequences under the Indenture with respect to Debt Securities of that series, except a default (a) in the payment of principal of (or premium, if any) or any interest on any Debt Security or coupon of such series, and (b) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each Outstanding Security of such series or coupon affected. (Section 513)

  Each Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities or the number of votes entitled to be cast by the Holder of any Debt Security (i) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the Maturity thereof, and (ii) the principal amount of a Debt Security denominated in a foreign currency or a composite currency shall be the U.S. dollar equivalent, determined as of the date of original issuance of such Debt Security by the Company in good faith, of the principal amount of such Debt Security (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent, determined as of the date of original issuance of such Debt Security, of the amount determined as provided in (i) above). (Section 101)

  Each Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series. (Section 1301) A meeting may be called at any time by the Trustee, and also, upon request, by the Company or the Holders of at least 10% in principal amount of the Outstanding Securities of such series, in any such case upon notice given in accordance with "Notices" below. (Section 1302) Except for any consent which must be given by the Holder of each Outstanding Security affected thereby, as described above, any resolution presented at a meeting or adjourned meeting at which a quorum (as described below) is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Securities of that series; provided, however, that, any resolution with respect to any consent or waiver which must be given by the Holders of not less than 66 2/3% in principal amount of the Outstanding Securities of a series may be adopted at a meeting or an adjourned meeting duly convened at which a quorum is present only by the affirmative vote of the Holders of 66 2/3% in principal amount of the Outstanding Securities of that series; and provided, further, that, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Securities of that series and the related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the Outstanding Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which must be given by the Holders of not less than 66 2/3% in principal amount of the Outstanding Securities of a series, the persons holding or representing 66 2/3% in principal amount of the Outstanding Securities of such series will constitute a quorum. (Section 1304)

DEFEASANCE AND COVENANT DEFEASANCE

  Each Indenture provides, unless the Company elects otherwise pursuant to
Section 301 of the Indenture with respect to the Debt Securities of any series, that the Company may elect either (A) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities and to hold moneys for payment in trust) ("defeasance") or (B) to be released from its obligations with respect to such Debt Securities under Sections 1006, 1007 and 1008 of the Senior Indenture and Sections 1006 and 1007 of the Subordinated Indenture ("covenant defeasance"), upon the deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money, and/or U.S. Government Obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor. Such a trust may only be established if, among other things, the Company has delivered to the trustee an opinion of counsel (as specified in the Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred and, in the case of Bearer Securities, there will be no adverse federal tax consequences to the Holders of such Bearer Securities as a result of such defeasance or covenant defeasance. Such opinion, in the case of defeasance under clause (A) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the Indenture. In the case of covenant defeasance, such termination will not relieve the Company of its obligation to pay when due the principal of or interest on the Debt Securities of such series if the Debt Securities of such series are not paid from the money or Government Obligations held by the Trustee for the payment thereof. The Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance with respect to the Debt Securities of a particular series. (Article Fourteen)

NOTICES

  Except as otherwise provided in the applicable Indenture, notices to Holders of Bearer Securities will be given by publication at least twice in a daily newspaper in The City of New York and in such other city or cities as may be specified in such Securities. Notices to Holders of Registered Securities will be given by mail to the addresses of such Holders as they appear in the Security Register. (Sections 101 and 106)

TITLE

  Title to any Bearer Securities and any coupons appertaining thereto will pass by delivery. The Company, the Trustee and any agent of the Company or the Trustee may treat the bearer of any Bearer Security and the bearer of any coupon and the registered owner of any Registered Security as the absolute owner thereof (whether or not such Debt Security or coupon shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes. (Section 308)

REPLACEMENT OF DEBT SECURITIES AND COUPONS

  Any mutilated Debt Security or a Debt Security with a mutilated coupon appertaining thereto will be replaced by the Company at the expense of the Holder upon surrender of such Debt Security to the Trustee. Debt Securities or coupons that become destroyed, stolen or lost will be replaced by the Company at the expense of the Holder upon delivery to the Trustee of the Debt Security, coupon or coupons or evidence of the destruction, loss or theft thereof satisfactory to the Company and the Trustee; in the case of any coupon which becomes destroyed, stolen or lost, such coupon will be replaced by issuance of a new Debt Security in exchange for the Debt Security to which such coupon appertains. In the case of a destroyed, lost or stolen Debt Security or coupon an indemnity satisfactory to the Trustee and the Company may be required at the expense of the Holder of such Debt Security or coupon before a replacement Debt Security will be issued. (Section 306)

CONCERNING THE TRUSTEES

  Harris Trust and Savings Bank, the Senior Trustee under the Senior Indenture, has stand-by credit facilities with the Company in the amount of $80,000,000, the borrowings under which would rank on a parity with the Senior Securities. The Company also maintains a deposit account and conducts other transactions with the Senior Trustee. The Senior Trustee is also the trustee under the Company's Indenture dated as of July 1, 1982 and the Company's Indenture dated as of November 1, 1987 pursuant to each of which the Company has outstanding Senior Indebtedness.

  First Interstate Bank of California, formerly First Interstate Bank, Ltd., the Subordinated Trustee under the Subordinated Indenture, has stand-by credit facilities with the Company in the amount of $95,000,000, the borrowings under which would be senior to the Subordinated Securities. The Company also maintains a deposit account and conducts other transactions with the Subordinated Trustee. The Subordinated Trustee is also the successor trustee under the Company's Indenture dated as of September 1, 1984 pursuant to which the Company has outstanding Subordinated Indebtedness.

  The Senior Trustee or the Subordinated Trustee may from time to time make loans to the Company and perform other services for the Company in the normal course of business. Under the provisions of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), upon the occurrence of a default under an indenture, if a trustee has a conflicting interest (as defined in the Trust Indenture Act) the trustee must, within 90 days, either eliminate such conflicting interest or resign. Under the provisions of the Trust Indenture Act, an indenture trustee shall be deemed to have a conflicting interest if the trustee is a creditor of the obligor. If the trustee fails either to eliminate the conflicting interest or to resign within 10 days after the expiration of such 90-day period, the trustee is required to notify security holders to this effect and any security holder who has been a bona fide holder for at least six months may petition a court to remove the trustee and to appoint a successor trustee.

                            DESCRIPTION OF WARRANTS

  The following description of the terms of the Warrants sets forth certain general terms and provisions of the Warrants to which any Prospectus Supplement may relate. The particular terms of the Warrants offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Warrants so offered will be described in the Prospectus Supplement relating to such Warrants.

  Warrants may be offered independently or together with any series of Debt Securities offered by a Prospectus Supplement and may be attached to or separate from such Debt Securities. Each series of Warrants will be issued under a separate warrant agreement (a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as Warrant Agent (the "Warrant Agent"), all as set forth in the Prospectus Supplement relating to such series of Warrants. The Warrant Agent will act solely as the agent of the Company in connection with the certificates for the Warrants (the "Warrant Certificates") of such series and will not assume any obligation or relationship of agency or trust for or with any holders of Warrant Certificates or beneficial owners of Warrants. Copies of the forms of Warrant Agreements, including the forms of Warrant Certificates, are filed as an exhibit to the Registration Statement to which this Prospectus pertains. The following summaries of certain provisions of the forms of Warrant Agreements and Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Warrant Agreements and the Warrant Certificates.

GENERAL

  Reference is hereby made to the Prospectus Supplement relating to the particular series of Warrants, if any, offered thereby for the terms of such Warrants including, where applicable: (i) the offering price; (ii) the currencies in which such Warrants are being offered; (iii) the designation, aggregate principal amount, currencies, denominations and terms of the series of Debt Securities purchasable upon exercise of such Warrants; (iv) the designation and terms of the series of Debt Securities with which such Warrants are being offered and the number of such Warrants being offered with each such Debt Security; (v) the date on and after which such Warrants and the related series of Debt Securities will be transferable separately; (vi) the principal amount of the series of Debt Securities purchasable upon exercise of each such Warrant and the price at which and currencies in which such principal amount of Debt Securities of such series may be purchased upon such exercise; (vii) the date on which the right to exercise such Warrants shall commence and the date (the "Expiration Date") on which such right shall expire; (viii) federal income tax consequences; and (ix) any other terms of such Warrants.

  Warrant Certificates of each series will be in registered form and will be exchangeable at the option of the holder thereof for Warrant Certificates of such series of like tenor representing in the aggregate the number of Warrants surrendered for exchange. Warrant Certificates of each series will be transferable upon surrender without service charge, subject to the payment of any taxes or other governmental charges due in respect of a transfer, and will be exchangeable and transferable at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement relating to such series of Warrants. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the series of Debt Securities purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest on the series of Debt Securities purchasable upon such exercise, or to enforce any of the covenants in the applicable Indenture.

EXERCISE OF WARRANTS

  Each Warrant will entitle the holder thereof to purchase such principal amount of the related series of Debt Securities at such exercise price as shall in each case be set forth in, or calculable as set forth in, the Prospectus Supplement relating to such Warrant. Warrants of a series may be exercised at the corporate trust office of the Warrant Agent for such series of Warrants (or any other office indicated in the Prospectus Supplement relating to such series of Warrants) at any time prior to 5:00 P.M., New York City time, on the Expiration Date set forth in the Prospectus Supplement relating to such series of Warrants. After the close of business on the Expiration Date relating to such series of Warrants (or such later date to which such Expiration Date may be extended by the Company), unexercised Warrants of such series will become void.

  Warrants of a series may be exercised by delivery to the appropriate Warrant Agent of payment, as provided in the Prospectus Supplement relating to such series of Warrants, of the amount required to purchase the principal amount of the series of Debt Securities purchasable upon such exercise, together with certain information as set forth on the reverse side of the Warrant Certificate evidencing such Warrants. Such Warrants will be deemed to have been exercised upon receipt of the exercise price, subject to the receipt within five business days of such Warrant Certificate. Upon receipt of such payment and such Warrant Certificate, properly completed and duly executed, at the corporate trust office of the appropriate Warrant Agent (or any other office indicated in the Prospectus Supplement relating to such series of Warrants), the Company will, as soon as practicable, issue and deliver the principal amount of the series of Debt Securities purchasable upon such exercise. If fewer than all of the Warrants represented by such Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amount of Warrants.

                             PLAN OF DISTRIBUTION

  The Company may sell the Debt Securities and the Warrants separately or together, (i) to one or more underwriters or dealers for public offering and sale by them and (ii) to investors directly or through agents. The distribution of the Debt Securities and the Warrants may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each Prospectus Supplement will describe the method of distribution of the Debt Securities and the Warrants offered thereby.

  In connection with the sale of the Debt Securities and the Warrants, underwriters, dealers or agents may receive compensation from the Company or from purchasers of the Debt Securities and the Warrants for whom they may act as agents, in the form of discounts, concessions or commissions. The underwriters, dealers or agents that participate in the distribution of the Debt Securities and the Warrants may be deemed to be underwriters under the Securities Act of 1933 and any discounts or commissions received by them and any profit on the resale of the Debt Securities and the Warrants received by them may be deemed to be underwriting discounts and commissions thereunder. Any such underwriter, dealer or agent will be identified and any such compensation received from the Company will be described in the Prospectus Supplement. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

  Under agreements that may be entered into with the Company, underwriters, dealers and agents may be entitled to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof.

  Each underwriter, dealer and agent participating in the distribution of any Debt Securities that are issuable in bearer form will agree that it will not offer, sell, resell or deliver, directly or indirectly, Debt Securities in bearer form to persons located in the United States or to United States persons (other than qualifying financial institutions), in connection with the original issuance of the Debt Securities.

  All Debt Securities and Warrants will be new issues of securities with no established trading market. Any underwriters to whom Debt Securities or Warrants are sold by the Company for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such securities.

  Certain of the underwriters or agents and their associates may be customers of, engage in transactions with and perform services for the Company in the ordinary course of business.

                                LEGAL OPINIONS

  The validity of the Debt Securities and Warrants is being passed upon for the Company by Orrick, Herrington & Sutcliffe, San Francisco.

                                    EXPERTS

  The consolidated financial statements of Transamerica Finance Corporation and subsidiaries appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

===============================================================================

 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-SENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SE-CURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                             PROSPECTUS SUPPLEMENT

Transamerica Finance Corporation........................................... S-2
Summary of Consolidated Financial Information.............................. S-3
Use of Proceeds............................................................ S-4
Description of the Notes................................................... S-4
Underwriting............................................................... S-7
Legal Opinions............................................................. S-7

                                  PROSPECTUS

Available Information......................................................   2
Information Incorporated by Reference......................................   2
Transamerica Finance Corporation...........................................   2
Application of Proceeds....................................................   3
Ratio of Earnings to Fixed Charges.........................................   3
Description of Debt Securities.............................................   3
Description of Warrants....................................................  12
Plan of Distribution.......................................................  14
Legal Opinions.............................................................  14
Experts....................................................................  14

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                                 $200,000,000

                                 TRANSAMERICA
                                    FINANCE
                                  CORPORATION

                              6 3/8% SENIOR NOTES
                             DUE NOVEMBER 15, 2001


                               ----------------

                                     LOGO

                               ----------------


                             GOLDMAN, SACHS & CO.

                                CS FIRST BOSTON

                                UBS SECURITIES

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